EXHIBIT 99.1

Simmons First National Corporation Completes Acquisitions of Southwest Bancorp, Inc. and First Texas BHC, Inc.

PINE BLUFF, Ark., Oct. 19, 2017 (GLOBE NEWSWIRE) -- Simmons First National Corporation (“Simmons” or “Company”) (NASDAQ:SFNC), parent company of Simmons Bank, announced that, on October 19, 2017, it completed its acquisitions of both Southwest Bancorp, Inc. ("OKSB"), headquartered in Stillwater, Oklahoma, (parent company of Bank SNB) and First Texas  BHC, Inc. (“First Texas”), headquartered in Fort Worth, Texas (parent company of Southwest Bank). A definitive agreement to acquire OKSB was previously announced in December 2016, and a definitive agreement to acquire First Texas was announced in January 2017.  Shareholders of Simmons, OKSB, and First Texas approved the transactions earlier this month.

“Today marks the beginning of an exciting new chapter for Simmons,” said George A. Makris, Jr., Simmons’ Chairman and CEO. “With the closing of these transactions, Simmons has now expanded its reach into three new banking markets – Texas, Oklahoma, and Colorado – and strengthened its franchise in Kansas. We are pleased to welcome all of the Bank SNB and Southwest Bank customers and associates to the Simmons family. We have always believed that our unwavering commitment to excellent customer service is what sets us apart, and I have no doubt that our new partners share that same conviction.”

With the completion of these acquisitions, Simmons has over $14 billion in assets, approximately $10.4 billion in loans, approximately $11.2 billion in deposits, and locations across Arkansas, Colorado, Kansas, Missouri, Oklahoma, Tennessee, and Texas.

Both Bank SNB and Southwest Bank will continue operations as separate bank subsidiaries of Simmons for an interim period until they are merged into Simmons Bank. Simmons plans on maintaining the Southwest Bank and Bank SNB brands in their respective markets.

“These are both long-awaited transactions, and we could not be happier about the opportunities both banks bring with them,” said Marty Casteel, President of Simmons Bank. “Both Bank SNB and Southwest Bank customers can rest assured that we will do everything in our power to ensure a seamless transition. In the meantime, customers should continue their banking practices as usual.”

About Simmons First National Corporation

Simmons is a financial holding company, headquartered in Pine Bluff, Ark., with total assets of $14.5 billion. The company, directly and through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach throughout Arkansas, Colorado, Kansas, Missouri, Oklahoma, Tennessee, and Texas. The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

Forward-Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this press release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Forward-looking statements regarding the OKSB and/or First Texas mergers are based on currently available information. Actual results could differ materially following the consummation of these transactions. Additional information on factors that might affect Simmons First National Corporation’s financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

FOR MORE INFORMATION, CONTACT:
DAVID W. GARNER
EVP and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000